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                                 EXHIBIT 10.25.1

                                COMMERCIAL LEASE


     THIS LEASE, dated April 1, 1992 is between BILLY J. WILSON and LARRY MALASOMA, ("Lessor") and WILSON/MALASOMA, INC., ("Lessee").

     This is a Lease for certain real property commonly known as 100 Auto Center Drive, Vacaville, California, together with all improvements and buildings to said site. A specific description is attached hereto as Exhibit "A".

     1. TERM. The term of this Lease shall be for a period of Ten (10) years, commencing on April 1, 1992 and ending at 12:01 a.m. on March 31, 2001, unless sooner terminated as herein provided.

     2. OPTION TO RENEW. Lessee shall have the option to renew the term of this Lease for an additional period of Five (5) years, commencing on the expiration of the full term specified in Paragraph 1, provided that:

          (a) Lessee shall have fully and faithfully performed all of the terms, covenants and conditions of this Lease during the full original term.

          (b) Written notice of the Lessee's election to renew the term of this Lease is served by Lessee on Lessor at least ninety (90) days prior to the expiration of the original term of this Lease.

          (c) The renewal term of this Lease shall be subject to the same terms and conditions as are contained in this Lease, except that the rental shall be either as agreed by the parties prior to the commencement of the option period or shall be the fair market value of the leased property if the parties cannot so agree.

     3. RENT. Lessee agrees to pay to Lessor as rent for the use and occupancy of the premises during the term of this Lease a total sum of THIRTY TWO THOUSAND THREE HUNDRED AND TEN DOLLARS ($32,310.00) per month, payable on the first (1st) day of each and every month commencing April 1, 1992.

     Within thirty (30) days after publication and issuance, Lessor shall deliver to Lessee a true copy of the Consumer Price Index for all urban consumers, published by the Bureau of Labor Statistics of the United States Department of Labor for all items for the San Francisco-Oakland Metropolitan area for the month ending in March of that year, beginning in March 1994, and for the March of each year thereafter for the duration of this lease. Effective April 1, 1994, and for each successive year under this Lease, the base rent of THIRTY TWO THOUSAND THREE HUNDRED AND TEN DOLLARS ($32,310.00) shall be increased proportionately to the amount by which the index


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figure for March of that year has increased over the index figure for April of
1992.  Rent herein shall not be subject to decrease.

     In the event the Lessee exercises its right to extend this Lease for the option period set forth in Paragraph 2, the increases herein shall apply to the fair market value rent established at the commencement of the option period instead of the base rent of THIRTY TWO THOUSAND THREE HUNDRED AND TEN DOLLARS ($32,310.00) per month.

     If the Consumer Price Index described herein is discontinued during the term of this Lease, or is calculated on a significantly different basis following the date of this Lease, the most Comprehensive Official Index published that most closely approximates the rate of inflation shall be used for purposes of computing adjustments under this Lease.

     4.   ALTERATIONS.

          (a) Lessee agrees that said premises are in good and tenantable condition as of the date of this Lease.

          (b) Lessee shall not make or permit any alterations to said premises without the written consent and approval of the Lessor first had and obtained. Furthermore, any and all alterations, improvements and additions, except for furniture and trade fixtures, made or placed on the premises by Lessee or any other person shall, upon expiration or sooner termination of this Lease, become the property of Lessor and remain upon the premises, provided, however, that Lessor may upon expiration or termination of this Lease require Lessee, at Lessee's sole cost and expense, to remove any alterations, additions, improvements or fixtures placed in the premises by Lessee or any other person acting on the Lessee's authority.

          (c) With respect to any alteration, improvement or addition made to the premises, the Lessee shall be required to obtain all appropriate permits from the City of San Bruno or other appropriate agency. In addition, Lessee shall keep the premises free and clear of any and all liens, claims, and demands for work performed, materials furnished, or operations conducted on the premises on behalf of Lessee.

     5. REPAIRS AND MAINTENANCE. Lessee agrees and covenants that, at its own cost and expense, it shall keep all buildings and improvements situated on the premises, without limitation, including, but not limited to, the roof, walls, structural supports, foundations, plumbing, heating, air conditioning, electrical systems and other systems oh the premises, including window glass, as well as the maintenance of exterior grounds, paving, and parking lots, in good order, repair and tenantable condition during the term of this lease. Lessee shall further make any and all modifications or improvements to any buildings that may lawfully be required by local building ordinances or by state or federal law. It is expressly agreed that Lessor shall not be


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required to make any expenditures whatsoever on account of any improvements, alterations, renewals, modifications, additions, or changes to any building or improvements situated on the premises nor to the sidewalk or pertinence thereto. Lessee hereby waives any rights it may have under Sections 1941 and 1942 of the California Civil Code.

     6. USE OF PREMISES. Lessee shall use said premises for the operation and maintenance of an automobile sales and repair facility, and for all uses reasonably associated therewith.

     Said premises shall not be used in any way which would constitute a violation of any law or ordinance.

     7.   INSURANCE.

          (a) Fire Insurance: Lessee shall, at Lessee's own cost and expense, at all times during the full term of this Lease and any renewals or extension thereof, keep all buildings, improvements, and other structures an the premises insured for their full replacement cost against loss or destruction by fire and the perils, including vandalism or malicious mischief, commonly covered under the standard extended coverage endorsement of such policy. Such policy may not be canceled unless ten (10) days' prior written notice has been given by the insurance company to Lessor. Lessee shall provide Lessor with a certificate of insurance showing that such policy has been procured.

     (b) Liability Insurance: Lessee shall, at Lessee's own cost and expense, secure promptly after execution of this Lease and maintain during the entire term of this Lease or any renewal thereof a broad form comprehensive coverage policy of public liability insurance issued by an insurance company acceptable to Lessor and insuring Lessor and Lessee against all loss or liability caused by or connected with the Lessee's occupation and use of the premises. Such policy shall be in an amount of no less than FIVE MILLION DOLLARS ($5,000,000.00).

     8. DESTRUCTION OF PREMISES. Should any improvements, including buildings or other structures, located on the premises be damaged or destroyed during the term of this Lease or any extension thereof, and such damage or destruction is caused by a peril against which insurance is required under this Lease, then Lessor shall promptly repair or replace the damaged or destroyed improvements, provided that the proceeds of that policy are paid over to Lessor for those purposes. In all other cases, Lessor shall not be responsible for repairing said damage, but Lessor may, in Lessor's sole discretion, terminate this Lease.

     All repairs or restoration required under this article shall be completed within a reasonable time after the occurrence of such damages. In the event that the proceeds of insurance covering the insured peril are not sufficient to complete restoration or repair as required herein, Lessor at Lessor's option may terminate this Lease.


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     9.   HOLD HARMLESS AGREEMENT. Lessee shall indemnify and hold Lessor and the property of Lessor, including the premises, free and harmless from any and all liability, claims, loss, damages, or expenses, including counsel fees and costs, arising by reason of the death or injury of any person, including the Lessee or any person who is an employee or agent of the Lessee, or by reason of damage or destruction to any property, including property owned by Lessee or any employee of Lessee, caused or allegedly caused by (1) any cause whatsoever while such person or property is in or on said premises or in any way connected with said premises with any improvements or personal property on said premises;
(2) some condition of said premises or some building or improvement of said premises; (3) some act or omission on said premises of Lessee or any person in, an or about said premises with the permission of Lessee; or (4) any matter connected with Lessee's occupation or use of said premises.

     10. DEFAULT. Should Lessee breach this Lease or abandon the premises prior to the expiration of the term of this Lease, Lessor may, in addition to other remedies given to Lessor by law:

          (1) continue this Lease in effect and continue to enforce all Lessor's rights under this Lease, including the right to recover rent specified herein as it comes due, or

          (2) terminate this Lease and recover from the Lessee: (a) the worth at the time of the award of the unpaid rent which had been earned at the time of termination; (b) the worth at the time of the award of the amount by which the unpaid rent which would have been earned after termination until the time of the award exceeds the amount of rental loss that Lessee proves could have been reasonably avoided; (c) the worth at the time of the award of the amount by which the unpaid rent for the balance of the leased term exceeds the amount of loss that Lessee shows could have reasonably been avoided; (d) any other amount necessary to compensate Lessor for all detriment caused by Lessee's breach; and

          (3) terminate the lease and bring an action to re-enter and regain possession of the premises as provided under law.

     11. ASSIGNMENT AND SUBLEASING. Lessee shall not encumber, assign or otherwise transfer this Lease or any right or interest in this Lease, or sublet the premises, without the express written consent of the Lessor first had and obtained. Any such encumbrance, assignment or sublease without such prior written consent of Lessor is void and shall, at the option of Lessor, terminate this Lease.

     12. UTILITIES. Lessee shall pay all charges incurred for the furnishing of gas, electricity, water, telephone service, garbage or refuse Services and all other public utilities to said premises during the term of this Lease or any extensions thereof.

     13. PAYMENT OF TAXES AND ASSESSMENTS. During the term of this Lease, Lessee shall pay before delinquency:


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          (1)  All taxes, assessments, license fees, and any other charges, of any type whatsoever that are levied, assessed or charged on or against the Lessee's personal property installed or located in or on the Lease premises and that become payable during the term of this Lease; and

          (2) All real property taxes and general and special assessments levied and assessed against the Lease, premises.

     If any installments against said taxes are paid and covered a period after termination of this Lease or any extended term thereof, such installments shall be prorated as of the date of termination, and amounts payable after said date shall be paid by Lessor.

     Lessee's obligation under this Lease to pay all real property taxes and general and special assessments shall also include the obligation to pay any increases in real property taxes and general and specific assessments, whether increases result from an increase in the property tax rate or in the valuation of the leased premises.

     14. NOTICES. Except as otherwise expressly provided by law, any and all notices or communications required or permitted under this Lease shall be in writing and shall be served when either personally delivered or mailed by first class mail to the parties at the following addresses:

     Lessor:   75O El Camino Real
               San Bruno, CA 94066;

     Lessee:   100 Auto Center Drive
               Vacaville, CA 95688


     15. ATTORNEYS' FEES. Should any litigation be commenced between the parties to this Lease concerning the premises or the rights or duties of either party therein, the prevailing party shall be entitled to a reasonable sum as and for attorneys' fees and court costs.

     16. BINDING ON HEIRS. This Lease shall be binding on and shall inure to the benefit of the heirs, executors, administrators, successors and assigns of each of the parties hereto, but nothing in this paragraph shall be construed as a consent to any assignment of this Lease by Lessee.

     17. SOLE AND ONLY AGREEMENT. This instrument constitutes the sole and only agreement between Lessor and Lessee respecting the property and the rights of either party therein.

     EXECUTED on the date and year first written above at _____________________, California.
                                   LESSOR:   _______________________________
                                             BILLY J. WILSON


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                                             ________________________________
                                             LARRY MALASOMA


                                   LESSEE:   WILSON\MALASOMA, INC.



                                   By:       ________________________________


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                         LEGAL DESCRIPTION OF PROPERTY




          REAL PROPERTY in the City of Vacaville, County of Solano, State of California, described as follows:

          Parcel 6, as shown on Parcel Map for "VACAVILLE AUTO MALL" recorded July 7, 1989, of Book 34 of Parcel Maps, Page 26, Solano County Records:

          EXCEPTING THEREFROM all oil, minerals, gas and other hydrocarbon substances below a depth of 500 feet under the real property described in the deed recorded January 8, 1989, Series 89-1154, Official Records without the right of surface entry.

          APN: 133-120-280 and 290


                                   EXHIBIT "A"